As filed with the Securities and Exchange Commission on January 29, 2025

Registration No. 333-282130

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-1 REGISTRATION STATEMENT NO. 333-282130

UNDER THE SECURITIES ACT OF 1933

BRAND ENGAGEMENT NETWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	98-1574798
(State or other Jurisdiction of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

145 E. Snow King Ave

PO Box 1045

Jackson, WY 83001

(307) 757-3650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Chang

145 E. Snow King Ave

PO Box 1045

Jackson, WY 83001

(307) 757-3650

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew L. Fry, Esq.

Haynes and Boone, LLP

2801 N. Harwood St.

Suite 2300

Dallas, Texas 75201

(214) 651-5000

Approximate date of commencement of proposed sale to the public:

Not Applicable. This Post-Effective Amendment is being filed to deregister certain unsold securities previously registered under the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is being filed by Brand Engagement Network Inc. (the “Company”) to deregister 1,075,000 shares (the “Deregistered Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”) issuable under that certain Securities Purchase Agreement, dated August 26, 2024, by and among the Company and the investors party thereto (the “August SPA”) and that were registered for resale under the Registration Statement on Form S-1 (No. 333-282130) (the “Registration Statement”), pertaining to the registration of the resale of (i) up to 1,185,000 shares of Common Stock issuable under the August SPA, (ii) up to 960,000 shares of Common Stock underlying warrants with a term of five years (the “August Warrants” and the shares underlying the August Warrants, the “August Warrant Shares”) held by certain selling holders that may be issued upon exercise of the August Warrants at an exercise price of $5.00 per share, which shares of Common Stock and August Warrants were issued or are issuable, as applicable pursuant to that certain warrant purchase agreement with each of the warrantholders signatory parties thereto and (iii) up to 1,453,943 shares of Common Stock transferred from DHC Sponsor, LLC, a Delaware limited liability company (“DHC Sponsor”) and certain affiliates to certain stockholders of the Company in connection with the Company’s business combination with DHC Acquisition Corp., which was originally filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2024 and was declared effective by the SEC on September 25, 2024. For the avoidance of doubt, to the extent the selling holders have not sold such securities, up to (i) 110,000 shares of Common Stock issued under the August SPA, (ii) 960,000 shares of Common Stock underlying the August Warrants and (iii) 1,453,943 shares of Common Stock transferred from DHC Sponsor remain registered for resale on the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration the Deregistered Shares registered but unsold under the Registration Statement, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of the Deregistered Shares. No other securities registered pursuant to the Registration Statement are being deregistered hereby.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Wyoming, on January 29, 2025.

Brand Engagement Network Inc.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Chief Executive Officer